Exhibit 99.1

AT VITAL IMAGES: Michael H. Carrel Chief Operating Officer & Chief Financial Officer (952) 487-9500 www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES WORLDWIDE, INCLUDING JAPAN, DISTRIBUTION AND LICENSING AGREEMENT WITH TOSHIBA MEDICAL SYSTEMS

MINNEAPOLIS, November 26, 2007 — Vital Images, Inc. (Nasdaq: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, announced a worldwide distribution and licensing agreement with Toshiba Medical Systems Corporation providing advanced visualization and analysis solutions for Toshiba’s newly launched AquilionONE™ dynamic volume CT scanner. The announcement was made at the 93rd Scientific Assembly and Annual Meeting of the Radiological Society of North America (RSNA) in Chicago, November 25—29.  This agreement includes, for the first time, a licensing agreement for ViTAL’s solution for the AquilionONE in Japan.

“We are extremely excited to extend our relationship with Toshiba to provide advanced visualization and analysis solutions for the AquilionONE,” said Jay D. Miller, president and chief executive officer for Vital Images. “The inclusion of the Japanese market for clinical applications for AquilionONE extends our long-standing partnership to include broader geographical and market penetration.”

“We are pleased with our long term partnership with Vital Images for clinical applications extending the power of AquilionONE,” said Yusuke Toki, general manager of CT Division, Toshiba Medical Systems.  “The combined power of AquilionONE and advanced visualization has the potential to improve patient care and reduce overall costs.”

About Vitrea® Software

Vitrea® software, named Best New Radiology Software (Version 4.0) by AuntMinnie.com, is Vital Images’ advanced visualization solution that creates 2D, 3D and 4D images of human anatomy from CT (computed tomography) and MR (magnetic resonance) image data.  Vitrea uses an intuitive clinical workflow and automation to improve speed to clinical decisions and workflow simplicity over other visualization techniques.  With these productivity-enhancing tools, physicians can easily navigate within these images to better understand disease conditions.  Vitrea addresses specialists’ needs through various clinical applications for cardiac, colon, neuro and general vascular analysis.

About Toshiba

With headquarters in Tustin, Calif., Toshiba America Medical Systems markets, sells, distributes and services diagnostic imaging systems, and coordinates clinical diagnostic imaging research for all modalities in the United States. Toshiba Medical Systems Corp., an independent group company of Toshiba Corp., is a global leading provider of diagnostic medical imaging systems and comprehensive medical solutions, such as CT, Cath & EP Labs, X-ray, Ultrasound, Nuclear Medicine, MRI and information systems. Toshiba Corp. is a leader in information and communications systems, electronic components, consumer products, and power systems. Toshiba has approximately 191,000 employees worldwide and annual sales of $60 billion. For more information, visit www.medical.toshiba.com.

About Vital Images, Inc.

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization software solutions.  The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  Vital Images also has offices in Den Haag, The Netherlands and Beijing, China. For more information, visit www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to dependence on market growth, challenges associated with international expansion, the ability to predict product, customer and geographic sales mix, regulatory approvals, the timely introduction, availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, the ability to successfully manage operating costs, fluctuations in quarterly results, approval of products for reimbursement and the level of reimbursement, and other factors detailed from time to time in Vital Images’ SEC reports, including its annual report on Form 10-K for the year ended December 31, 2006. Vital Images encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.

Vitrea® Software is a registered trademark of Vital Images, Inc. Vital Images disclaims any proprietary interest in the marks and names of others.

AquilionONE™ is a trademark of Toshiba Medical Systems Corporation.

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